UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

November 13, 2013

Innocent, Inc.

 (Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-150061	98-0585268
(Commission File Number)	(IRS Employer Identification No.)

3280 Suntree Blvd

Suite 105

Melbourne, FL 32940

(Address of principal executive offices)

 (954) 769-0040

(Registrant's telephone number, including area code)

______________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November, 2013 – Innocent Inc. signed an exploration agreement with Evergreen Petroleum of Dallas, TX.

Evergreen, which has over 150 years’ experience in the oil and gas  industry, and particular  with expertise in the state of Wyoming will be the General Manager of the Exploration Project including selection of areas to lease, drilling exploratory wells, drilling development wells, and producing oil and gas found. Evergreen has conducted and will continue to conduct both regional and local geological studies to define prospects that are worthy of acquiring oil and gas leases. Preliminary examinations of title to the minerals in these selected areas and the acquisition of said leases will be carried out for and on behalf of the Parties by Pacer Energy LLC (“Pacer”) of Gillette, Wyoming. The Operator of the drilling venture will be L & J Operating Inc. of Gillette, Wyoming, with the responsibility of obtaining the required bonds, preparation of the Joint Operating Agreement A.A.P.L. Form 610 – 1989. This team will be responsible for the selection of all contractors and suppliers, payment of all invoices, sale of produced oil, payment of Ad Valorem, Conservation, and Severance Taxes and payment to the Parties of their net income on a monthly basis. We will engage engineering and geological consultants as required. All the activities of the Operator shall be under the supervision of the parties to this agreement including daily and other interval reports.  Innocent Inc. will be responsible for the funding of this project, with the initial operating funds of twenty-five thousand dollars ($25,000) due in 30 days from the date of the agreement.

The primary area of interest is the Powder River Basin of Wyoming particularly where the objective oil-bearing formations are less than 2500 feet below the surface, but other prospective areas in Wyoming will be studied as well. In general, prospects will be direct offsets to former production or to wells with very good oil and gas shows, The expected lower API gravities of the oil will require secondary recovery via water, gas or other floods including steam or fire flooding. Also, new methods of radial horizontal drilling in the reservoirs will be utilized.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 13, 2013, Board of Directors appointed Patrick Johnson (37), Chief Operating Officer (COO)

Patrick Johnson has held C-Level positions in the oil and gas, consumer products, and neutraceutical industries in both public and private sectors, as well as consulting in the private equity, mining, gaming, entertainment, internet, construction and corporate finance industries. Patrick has assisted several charities and non-profit organizations with his volunteer and fund raising efforts. During his NFL career, Patrick pledged money for the Baltimore Ravens/Police Athletic League Challenge of Champions, and also modeled in a Tommy Hilfiger Fashion Show to help raise money for the Living Classrooms Foundation of Baltimore, an educational program that targets at-risk youth, and also spearheaded the fifth annual "Baltimore Reads Books for Kids Day" at Baltimore Polytechnic High School in 2000, helping the group collect nearly 25,000 children's books that were distributed to low-income families. In 2003 while playing for the Washington Redskins, he interned with GOPAC, a political action committee designed to train candidates for grassroots-level campaigning. He has accepted several keynote speaking engagements and is an accomplished broadcast journalist and published writer, having authored/co-authored articles in Worth, Overtime, and Dancetrack magazines as well as co-hosted and appeared as a guest analyst for many sportstalk radio and television shows.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innocent, Inc.

(Registrant)

/s/ Wayne Doss

Wayne Doss

President, Chief Executive

Officer, and Director

Dated: November 14, 2013